AMENDED REGULATION A - TIER, AS AMENDED, JOBS ACT
NARRATIVE SUPPLEMENT TO ELECTRONIC FORM 1-A
OFFERING STATEMENT UNDER THE
SECURITIES ACT OF 1933, AS AMENDED
IN APPLICATION FOR REGISTRATION BY QUALIFICATION BY:
STATE OF NEW YORK
OFFICE OF THE ATTORNEY GENERAL
INVESTOR PROTECTION BUREAU
October 21, 2016

WESTERN GATEWAY REGION RURAL BROADBAND COMPANY, INC. (WGR)
Issuing Company: Western Gateway Region Rural Broadband Company, Inc. Issuer's Representative & Agent for Service of Process:
Tony Ramos,
President
1050 Connecticut Ave., NW
Suite 500
Washington, D.C. 20036
202-642-5238
tramos@urbroadband.com


IRS EIN # 47-2114019
CLASSIFICATION CODE NUMBER: 522220

An offering application that is filed with the Securities and Exchange Commission of the United States Government with the filing of Form 1-A, as amended, effective June 19, 2015. A Reg. A. - Tier 1 application, for which final compliance is made by the registration for qualification application that is made with the State of New York - Office of the Attorney General - Investor Protection Bureau.

TABLE OF CONTENTS - PER FORM 1-A, AS AMENDED BY NEW REG. A

TABLE OF CONTENTS...............................................i-ii

INTRODUCTION....................................................1

ITEM 1. SIGNIFICANT PARTIES
LIST............................................................1-4

ITEM 2. APPLICATION OF RULE
262.............................................................4-8

ITEM 3. AFFILIATE SALES
.................................................................9

ITEM 4. JURISDICTIONS IN WHICH SECURITIES
ARE TO BE OFFERED...............................................9

ITEM 5. UNREGISTERED SECURITIES ISSUED
OR SOLD WITHIN ONE YEAR.........................................10-12

ITEM 6. OTHER PRESENT OR PROPOSED OFFERINGS.....................12

ITEM 7. MARKETING
ARRANGEMENTS....................................................12-13

ITEM 8. RELATIONSHIP WITH WGR OF EXPERTS NAMED
IN OFFERING STATEMENT...........................................13

ITEM 9. USE OF A SOLICITATION DOCUMENT TO
INDICATE WHETHER OR NOT A PUBLICATION
AUTHORIZED BY RULE 254 WAS USED PRIOR
TO THE FILING OF THIS NOTIFICATION..............................14

		i

SUPPLEMENTAL INFORMATION AS REQUIRED
BY PART III OF FORM REGULATION A, AS
AMENDED.........................................................14

		ii

INTRODUCTION.

Western Gateway Region Rural Broadband Company, Inc. (hereinafter, WGR), has made a registration by qualification application for Regulation A, as amended, JOBS Act - Tier 1 - with the United States Securities and Exchange Commission (SEC). Final SEC registration will be accomplished upon qualification by the State of New York - Office of the Attorney General - Investor Protection Unit.

Statements made in this Offering Statement, are forward-looking.

The information contained in this Offering Statement adds to, and makes more readable, the information that is contained on the electronic Form 1-A. This Offering Statement should not be taken as a substitute for Form 1-A. A copy of the electronic Form 1-A is made a part of this New York Registration by Qualification Application.

ITEM 1. Significant Parties

List the full names and business and residential addresses, as applicable, for the following persons:

(a) WGR's directors:

Tony Ramos, Chairman

Business address:

1050 Connecticut Ave., NW
Suite 500
Washington, D.C. 20036


Home address:

1805 Key Blvd.
Apt. 513
Arlington, VA 22201

David J. Karre, M.B.A, M.L.S., (retired) Vice Chairman of the Board

Home address:
4153 Marietta Dr.
Vestal, NY 13850


Rex R. Helwig

Business address:
Finger Lakes Library System
1300 Dryden Road
Ithaca, NY 14850


Home address:

6 Sunset Ave.
Cortland, NY 13045


Eric W. Will, II

Business address:
Rainier Funding Services, Inc.
101 South Salina Street - Suite 1020
M&T Bank Building
Syracuse, NY 13202


Home address:

8403 Pewter Lane
Manlius, NY 13104

Marc J. Hagemeier, M.A.

Home address:

17 Holly Court
Shippensburg, PA 17257

(b) WGR's officers:

Tony Ramos, President

David J. Karre, M.B.A, M.L.S., Vice President

Rex R. Helwig, Treasurer

Eric W. Will, II, Secretary

(c) as WGR is a for-profit C corporation, it does not have 'general partners,' in the sense that limited liability companies have such;

(d) record owners of 5 percent or more of any class of WGR's equity securities:

Rural Broadband Company, Inc., owns 55% of WGR.

Lusosystems, Inc. owns 10% of WGR.

All shares of all shareholders, and all shares to be offered in this offering circular are common/voting shares;

(e) there are no beneficial owners of any shares in WGR, and thus, no beneficial owners of 5 percent or more of any class of WGR's equity securities:

(f) promoters of WGR:

There are no promoters of WGR as of yet, until qualification;


(g) affiliates of WGR:
WGR has no affiliates;

(h) counsel to WGR with respect to the proposed offering:

WGR has no counsel who appear as 'of record' for it at this time;


(i) each underwriter with respect to the proposed offering:

WGR has, as of yet, no underwriters, or any other third-party sellers, because it has not yet been qualified. Upon qualification, and consistent with Reg. A+ rules, and rules of the State of New York, WGR will, immediately, seek to retain said third-party sellers, and will, accordingly, and as required by such rules and laws, make any further amendments to this offering statement as to be in compliance with said rules and laws;


(j) the underwriter's directors:

Consistent with Item 1 (i), above, there are no underwriter's directors;


(k) the underwriter's officers:

Consistent with Item 1 (i), above, there are no underwriter's directors;


(l) the underwriter's general partners:

Consistent with Item 1 (i), above, there are no underwriter's directors;

(m) counsel to the underwriter:

Consistent with Item 1 (i), above, there are no underwriter's directors;


ITEM 2. Application of Rule 262

(a) State whether any of the persons identified in response to Item 1 are subject to any of the disqualification provisions set forth in Rule 262:

There are no persons identified in response to Item 1 who are subject to any disqualification provisions set forth in Rule 262;

(b) If any such person is subject to these provisions, provide a full description including pertinent names, dates and other details, as well as whether or not an application has been made pursuant to Rule 262 for a waiver of such disqualification and whether or not such application has been granted or denied:

There are no persons identified in response to Item 1 who are subject to any disqualification provisions set forth in Rule 262;

(c) Supplement to this Amended Offering Statement, in reply to the Commission's letter, dated July 24, 2015: correction of inadvertent error as to the box checked on Item 3 of the online Form 1-A.

Through inadvertence, the applicant checked the second box on this section.

After discussion with Commission counsel pursuant to the Commission's letter to which this reply is directed, the applicant has unchecked the second box.

The Commission's letter, in any event, seeks further information and clarification with respect to this section.

Under 17 CFR 230.262 (a) & (b), for the following reasons, the applicant has now corrected the inadvertence and declares here that neither WGR, under (a), nor any of WGR's representatives or other persons under (b) are subject to the provisions of this Rule.

As a threshold matter, under (a)(4) there are no matters under a 'court of competent jurisdiction,' meaning an Article III forum, for which WGR has ever been the subject of any matter.

Similarly, under (b)(2), for the same reasons, no persons are similarly subject to Rule 262.

Further, none of the applicant companies have received any contact from any State Blue Sky enforcement offices, including WGR.

There are no other subparts of (a) or (b), which apply to this matter.

In order to further clarify as to any agency action which may have occurred in any State, however, WGR provides the following additional information.

Prior to JOBS Act, no persons listed in the Form 1-A filing, had ever had experience with exempt limited offerings. The only person who is among the persons listed, who has any previous experience, as a trader, is Michael D. Lang. Mr. Lang is a veteran banker in Washington, D.C., and is also a pioneer of the companies. The companies maintain no bank accounts at the bank which employs Mr. Lang. As a part of his job, Mr. Lang is required to be licensed as a securities broker, but he has never acted in that capacity with respect to the applicant companies.

At some point after the announcement by the Commission of the new rules for Rule 506 JOBS Act, but before the effective date, in September, 2013, Mr. Ramos created 'offering statements' and 'private placement memoranda' for the projected Rule 506 JOBS Act companies. These documents were created for a company that is not a part of any of the applications currently being processed here.

In the course of preparing those documents, Mr. Ramos, through inadvertence, mistakenly showed the announcement date as the effective date.

During this time period, in a further effort to determine whether different States had reached any new rules concerning JOBS Act, Mr. Ramos contacted, essentially, all of the State Blue Sky Law agency offices on the east coast of the United States, as a beginning point. This was done only after reviewing the Blue Sky laws of those States, in detail.

The responses from the Blue Sky law attorneys varied, but one attorney in the New Jersey office decided to email the attorneys in the other States. As a part of the review process, Mr. Ramos had fully disclosed the various States being contacted, to all such attorneys.

In all instances, the process of the research by Mr. Ramos was identical: he emailed the office to make sure, since JOBS Act rules were brand new, as to whether, assuming any direct marketing in the State, a decision that had not yet been made, either marketing material had to be provided and a fee paid and/or whether actual registration was required for any particular State.

Among the responses, was a series of emails from a 'securities analyst' in the Florida securities office. The analyst stated, repeatedly in emails to Mr. Ramos: 'you don't need to file anything at this point.'

Irrespective of this clear and unequivocal language as contained in the emails, after the Florida securities office attorney received the email from the New Jersey securities office attorney, but without first checking to see if Mr. Ramos had contacted anyone at the Florida office, the Florida attorney filed an agency action, seeking both a fine and an order. There was no specific allegation as to what was the issue.

Mr. Ramos, then, removed the case from the agency process and transferred it to Florida's administrative hearing process, a non-constitutional forum. The matter proceeded to a hearing, where the agency called its first witness, an office secretary of the agency. After failing to survive cross-examination by Mr. Ramos, but before the analyst who provided the emails to Mr. Ramos was sworn in, the hearing examiner halted the proceedings, in order to make inquiry of the attorney for the agency.

By this time, the process had already made clear that there were no disputed issues of material fact, a requirement for the hearing to proceed. Thus, the hearing examiner made inquiry of the agency attorney as to whether there was any dispute that the analyst had sent the emails to Mr. Ramos, or any dispute as to the factual accuracy of the emails.

In both instances, the agency attorney replied in the negative.

At that point, the hearing examiner declared that the company and Mr. Ramos were the prevailing parties, ruled that there were no disputed issues of material fact, terminated the hearing, and entered an order indicating such. Under agency rules, the matter returned to the agency. With no case, the agency attorney, after some wasted effort on the part of all persons, revealed the discrepancy in the dates as presented by the Mr. Ramos as the sole factual basis for the matter, withdrew any demands for any fines, withdrew any penalties, and agreed to settle the matter as indicated, with Mr. Ramos making any future corrections as to the effective date.

As the company that was the subject of the matter never went on to become one of the JOBS Act companies, largely because its project area was too narrow, no further action exists as to any proceedings.

As with the WGR application, as shown by this response letter to the Commission's letter, inadvertent mistakes can be made. Unlike the State proceedings, however, the Commission has taken more of a substantive review process, and has been very generous of the time allowed to make the replies contained in this letter.

This exact same response has been previously provided to the SEC as a satisfactory explanation.

WGR provides the following information additional information:

a) any common ownership or control between WGR and Mr. Ramos, and his association with both groups:

Common ownership between WGR and Mr. Ramos: The company at issue in the Florida proceedings, was incorporated as "Mid-Hudson Valley Rural Broadband Company, Inc..' That company was dissolved because its project area was not limited to the Mid-Hudson valley, but instead spanned the Mid-Hudson region. Therefore, at present, there is no 'common ownership or control.'

This being said, another company that is seeking Reg. A+ qualification, is called 'Mid-Hudson Region Rural Broadband Company, Inc.
(MHRRBC).' Thus, to answer, WGR and MHRRBC have a common ownership in that all of the shareholders of each are also shareholders in each, but no common control. Each are controlled by their own officers and directors.

As to Mr. ' Ramos' association with both groups:' Mr. Ramos is the president and board chair and Issuer's representative of both companies.

b) the case number identifying the Florida action: 0272-SR-07/13.

A link to the case report is here:
https://drive.google.com/a/ruraltechnologiesstrategies.com/file/d/0BxfF
vX3PZFjzdnNZVWo0Y0NScEU/view?usp=sharing


ITEM 3. Affiliate Sales

If any part of the proposed offering involves the resale of securities by affiliates of WGR[1], confirm that the following description does not apply to WGR: WGR has not had a net income from operations of the character in which WGR intends to engage for at least one of its last two fiscal years:

The proposed offering does not involve the resale of securities by affiliates[2] of WGR.

ITEM 4. Jurisdictions in Which Securities Are to be Offered

(a) List the jurisdiction in which the securities are to be offered by underwriters, dealers or salespersons:

The securities will be offered in such jurisdictions where such third-party sellers are authorized to sell them. All marketing and sales for the first $6 million[3] of this offering will be conducted, as permitted by the Reg. A+ rules, only by such third-party sellers;

(b) List the jurisdictions in which the securities are to be offered other than by underwriters, dealers or salesmen and state the method by which such securities are to be offered:

WGR intends no offering of the securities other than by the third-party sellers. WGR seeks registration by qualification in compliance with the Blue Sky requirement of Tier 1, only in the State of New York. The $6 million[4] of this offering, for which this registration application is limited, is to be sold only by third-party sellers.

[1] WGR has no affiliates.
[2] WGR has no affiliates.
[3] The minimum/maximum of this offering is $6 million.
[4] The minimum/maximum of this offering is $6 million.

ITEM 5. Unregistered Securities Issued or Sold Within One Year

(a) As to any unregistered securities issued by WGR, or any of its predecessors or affiliated issuers within one year prior to the filing of this Form 1-A, state:

(1) the name of such Issuer:

Only Western Gateway Region Rural Broadband Company, Inc.;

(2) the title and amount of securities issued:

JOBS Act/Rule 506, with form Regulation D filed with the SEC for 352,943 shares, common/voting per Rule 506 rules (SEC CIK #: 0001640170). The registration may be viewed, as shown on the SEC's EDGAR electronic system, here:

http://www.sec.gov/Archives/edgar/data/1640170/0001587999-15-000011-index.htm

The issuer on Form Reg. D, and for this offering statement, WGR, are one and the same.

(3) the aggregate offering price or other consideration for which they were issued and basis for computing the amount thereof:

Per Rule 506, limiting share prices to one price and one class: $100 per share, based upon computing the amount needed for project funding;

(4) the names and identities of the persons to whom the securities were issued:

those persons listed in this Amended Offering Statement, and in addition:

	A. Michael D. Lang, registered broker at Wells Fargo, personal issue, not for sale - shares for services - company organizing liaison with Mr. Ramos in Washington, D.C.;

	B. Colleen Ehrhart, graphics artist/logo designer - shares for services
	- extensive web design with no monetary compensation;

	C. Anthony J. Castaldo, company pioneer, interconnector
	Designer - shares for services - extensive technology work, with very little compensation;

(b) As to any unregistered securities of WGR, or any of its predecessors or affiliated issuers which were sold within one year prior to the filing of this Form 1-A by or for the account of any person who at the time was a director, officer, promoter or principal security holder of WGR of such securities, or was an underwriter of any securities of WGR, furnish the information specified in subsections (1) through (4) of paragraph (a):

There have been no sales of any unregistered securities of WGR or any of its predecessors or affiliated issuers which were sold one year prior to the filing of this Form 1-A, by or for the account of any person who at the time was a director, officer, promoter or principal security holder of WGR securities, or who was an underwriter of any securities of WGR.

(c) Indicate the section of the Securities Act or Commission rule or regulation relied upon for exemption from the registration requirements of such Act and state briefly the facts relied upon for such exemption:

Section: JOBS Act, Rule 506, which may be viewed at: 17 CFR 230.506.

For purposes of clarification, although WGR is registered with the SEC under Rule 506, and seeks qualification by the SEC in this Reg. A+ offering, both before the SEC and the States of New York, WGR is seeking only the registration as to JOBS Act - Regulation A - Tier 1 with respect to the State of New York.

Facts relied on: in accordance with JOBS Act rules and regulations as published in the Federal Register, to include, sales for investment purposes only, single price, single class.

ITEM 6. Other Present or Proposed Offerings: state whether or not WGR or any of its affiliates[5] is currently offering or contemplating the offering of any securities in addition to those covered by this Form 1-A:

With the exception of the Rule 506 offering that is already registered with the SEC with the filing of Form Reg. D, WGR, does not offer, and are not contemplating offering any securities in addition to those covered by this Form 1-A, and then only through third-party sellers. To be clear, the SEC has provided guidance on this issue in stating that the Rule 506 offering and this Reg. A+ offering may offered in parallel form, and thus, any sales under each will be governed by the rules and laws of each.

ITEM 7. Marketing Arrangements

(a) Briefly describe any arrangement known to WGR or to any person named in response to Item 1 above or to any selling securityholder in the offering covered by this Form 1-A for any of the following purposes:

	(1) To limit or restrict the sale of other securities of the same class as those to be offered for the period of distribution:

	There are no 'other securities of the same class as those to be offered for the period of distribution for this Reg. A+ offering.'
	This said, upon the completion of the sale of the first $6 million in shares, WGR intends to register to sell the remaining $14 million of the $20 million that are authorized to be sold under Reg. A+ - Tier 1;

	(2) To stabilize the market for any of the securities to be offered:

	The market is not known, and further, there are no persons known who have indicated an intent to make any purchases that would stabilize the market for the securities to be offered;

[5] WGR has no affiliates.

	(3) For withholding commissions, or otherwise to hold each underwriter or dealer responsible for the distribution of its participation:

	There are no arrangements for withholding commissions, or otherwise to hold each underwriter or dealer responsible for the distribution of its participation, because there are, as of yet, no such agreements with any third-party sellers;

(b) Identify any underwriter that intends to confirm sales to any accounts over which it exercises discretionary authority and include an estimate of the amount of securities so intended to be confirmed:

As there are no underwriters as of yet, there are no known underwriters who intend to confirm sales to any accounts over which he/she exercises discretionary authority and thus, and no estimate of the amount of securities so intended to be confirmed may be made at this time.

ITEM 8. Relationship with WGR of Experts Named in Offering Statement

If any expert named in the offering statement as having prepared or certified any part thereof was employed for such purpose on a contingent basis or, at the time of such preparation or certification or at any time thereafter, had a material interest in WGR or any of its parents or subsidiaries or was connected with WGR, or any of its subsidiaries, as a promoter, underwriter, voting trustee, director, officer or employee furnish a brief statement of the nature of such contingent basis, interest or connection:

There are no experts named in this offering statement, none have been employed as such, none who have a material interest, other than as shareholders and founders, none who have any connection to WGR as a promoter, underwriter, voting trustee, director, officer, or employee.

Founding shareholders, almost all of whom are executives, have, however, utilized their own expertise since the group was formed in March, 2009.

ITEM 9. Use of a Solicitation of Interest Document

Indicate whether or not a publication authorized by Rule 254 was used prior to the filing of this notification:

No publication was prepared, and, therefore, none was submitted to the SEC as of the request for pre-approval of this Offering Statement by the SEC. Any such proposed future publications will be processed pursuant to Rule 254.

III. Supplemental Information as Required by Form 1-A

The following supplemental information is furnished:

a) a statement as to whether or not the amount of compensation to be allowed or paid to the underwriter has been cleared with the NASD:

No underwriting decisions have been made as of the request for pre-approval of this Offering Statement because WGR has not located any underwriters who are taking the new Regulation A offerings. As such, no, there is nothing to be cleared with NASD;

b) any engineering, management or similar report referenced in the offering statement:

no engineering, management or similar reports are referenced in this offering statement;

c) such other information as requested by the staff in support of statements, representations and other assertions contained in the offering statement:

WGR certifies that it has, to the best of its ability, replied to all such supplemental requests by regulators as of the date on the cover of this document.